Exhibit 99.1

National Interstate Corporation Announces 2008 First Quarter Results and Declares Quarterly Dividend

Richfield, Ohio, May 1, 2008 - National Interstate Corporation (Nasdaq: NATL) today reported net income of $9.6 million ($.49 per share diluted) for the 2008 first quarter, compared to $10.5 million ($.54 per share diluted) for the 2007 first quarter. Gross Premiums Written of $133.3 million for the 2008 first quarter increased 10.2% compared to $120.9 million reported for the 2007 first quarter. An increase in premiums earned and net investment income, along with stable expenses, was offset by higher loss and loss adjustment expenses.

Underwriting results for the 2008 first quarter remained strong with a GAAP combined ratio of 84.3%, which was 2.9 percentage points higher than 81.4% reported for the 2007 first quarter. Large loss activity as well as unfavorable loss and loss adjustment expense reserve development from prior years contributed to the combined ratio increase which lowered earnings per share for the quarter. Specifically:

•	Two losses that occurred in the 2008 first quarter accounted for nearly 10% of the incurred losses for the period and reduced earnings by approximately $0.12 per share.

•

In the 2008 first quarter the Company experienced $1.6 million of unfavorable loss and loss adjustment expense reserve development from prior years, which reduced earnings by approximately $0.05 per share. This contrasts with the 2007 first quarter which reflected $1.6 million of favorable prior year reserve development.

The Company continues to closely manage its expenses. The underwriting expense ratio of 22.7% for the 2008 first quarter was consistent with 22.5% reported for the 2007 first quarter.

Net investment income of $5.9 million for the 2008 first quarter was 14.6% higher than the 2007 first quarter. The net investment income improvement reflects higher average invested assets due to continued strong cash flows from operations as well as a higher tax equivalent yield of the portfolio. The market value of the Company’s investment portfolio was adversely affected by the continued turmoil in the investment market. During the 2008 first quarter the Company recorded a write-down of $0.9 million for holdings that were determined to be impaired. The Company also had a net gain from the sales and maturities of $0.3 million resulting in a net realized loss on investments of $0.6 million for the 2008 first quarter.

Over one-third of the Company’s annual premiums are written during the first quarter due to several large Alterative Risk Transfer programs that renew during the period. For the 2008 first quarter, the Alternative Risk Transfer component grew 15.7% compared to the 2007 first quarter reflecting organic growth in the renewing programs as well as in other existing programs. The Transportation and Specialty Personal Lines components also experienced increases over last year of 3.8% and 2.6%, respectively, in spite of continued stiff competition. The Hawaii and Alaska component decreased 8.6% and the Other component, comprised primarily of assigned risk policies over which the Company has no control, also decreased for the quarter. The table below summarizes gross premiums written by business component:

	Three Months Ended March 31,
	2008		2007
	Amount	Percent	Amount	Percent
		(Dollars in thousands)
Alternative Risk Transfer	$88,775	66.6%	$76,710	63.4%
Transportation	22,701	17.0%	21,875	18.1%
Specialty Personal Lines	15,331	11.5%	14,936	12.4%
Hawaii and Alaska	5,622	4.2%	6,154	5.1%
Other	875	0.7%	1,255	1.0%

Gross premiums written	$133,304	100.0%	$120,930	100.0%

“Alternative Risk Transfer represents approximately 50% of our in-force business and we are pleased with the growth that we experienced in the first quarter,” commented Dave Michelson, President and Chief Executive Officer of National Interstate Corporation. “Our renewal rates for most of our traditional insurance products continued to average low single digit decreases, so it is another good sign that two out of three of our traditional businesses grew during the period.”

The Company also announced that its Board of Directors approved a $0.06 per share dividend at its April 29, 2008 meeting. The cash dividend will be payable on June 13, 2008 to shareholders of record of the Company's common stock as of the close of business on May 30, 2008.

“Our business continues to grow with solid margins that outpace the industry. Our business fundamentals remain strong and we are confident that we will achieve our growth, earnings, and return on equity targets for 2008,” Mr. Michelson concluded.

Conference Call

The Company will hold its quarterly conference call with analysts and investors to discuss its earnings and other information tomorrow, Friday, May 2, 2008 at 11:00 a.m. eastern daylight saving time. Telephone access will be available by dialing 888-680-0860 and providing the confirmation code 85245477. The conference call will also be webcast live and a replay will be available on the Company's website at http://invest.natl.com.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves by offering insurance products and services designed to meet the unique needs of targeted insurance buyers. Our products include insurance for transportation companies, alternative risk transfer or captive insurance programs for commercial risks, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:
Tanya Inama
National Interstate Corporation
877-837-0339 investorrelations@natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Operating Data:
Gross premiums written	$133,304	$120,930

Net premiums written	$99,068	$87,228

Premiums earned	$67,650	$60,290
Net investment income	5,895	5,145
Net realized (losses) gains on investments	(638)	65
Other	837	865

Total revenues	73,744	66,365
Losses and loss adjustment expenses	41,685	35,533
Commissions and other underwriting expense	12,961	11,401
Other operating and general expenses	3,232	3,030
Expense on amounts withheld	1,258	761
Interest expense	346	382

Total expenses	59,482	51,107

Income before income taxes	14,262	15,258
Provision for income taxes	4,691	4,791

Net income	$9,571	$10,467

Per Share Data:
Net income per common share, basic	$0.50	$0.55
Net income per common share, assuming dilution	$0.49	$0.54
Weighted average number of common shares outstanding, basic	19,262	19,174
Weighted average number of common shares outstanding, diluted	19,422	19,341

Cash dividend per common share	$0.06	$0.05

GAAP Ratios:
Losses and loss adjustment expense ratio	61.6%	58.9%
Underwriting expense ratio	22.7%	22.5%

Combined ratio	84.3%	81.4%

Return on equity (a)	17.8%	23.4%
Average shareholders' equity	$215,444	$179,258

	At March 31, 2008	At December 31, 2007
Balance Sheet Data (GAAP):
Cash and investments	$525,922	$492,916
Reinsurance recoverable	109,597	98,091
Total assets	999,145	898,634
Unpaid losses and loss adjustment expenses	327,116	302,088
Long-term debt	15,464	15,464
Total shareholders' equity	$218,082	$212,806
Book value per common share, basic (at period end)	$11.31	$9.62
Common shares outstanding at period end (b)	19,379	19,210

(a)	The ratio of net income to the average of shareholders’ equity at the beginning and at end of the period.
(b)	Common shares outstanding at period end include all common shares that have full voting rights, including unvested shares.